UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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By now you have received the Company’s Notice of 2013 Annual Meeting of Stockholders and Proxy Statement. The Company’s Board of Directors has requested that stockholders vote to approve, on an advisory basis, the 2012 compensation of the Company’s named executive officers. This is commonly referred to as a “say-on-pay” vote.

We are providing this supplemental communication to highlight some additional changes in the Company’s executive compensation program that will be implemented. Long-term incentives awarded for 2013 will be subject to the following additional conditions:

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The total stockholder return (TSR) required for target payouts on performance share units (PSUs) will be more demanding. First, the payout scale will be adjusted to require above median TSR relative to companies in the peer group in order to yield a payout at target-level. This means that the Company will be required to achieve superior results in order for executives to receive target-level payout. Second, for any performance period in which the Company posts a negative TSR, payouts will be capped at 100% of target even if the Company outperforms its peer group. This means that executives will not receive an above-target payout unless stockholders achieve positive returns over the same period.

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Any grant of long-term incentive compensation to our executive officers will be 100% performance based and delivered in the form of performance share units tied to total stockholder return (1/2) and performance restricted stock tied to a financial metric (1/2). As with 2012 compensation, no stock options will be granted.

We believe these changes further strengthen the tie between pay and performance and reflect the Company’s continuing responsiveness to stockholder feedback. We encourage you to vote your shares “For” the say-on-pay proposal.